Exhibit 99.1

Contact: James Edgemond
Phone: (301) 608-9292
E-mail: jedgemond@unither.com

UNITED THERAPEUTICS CORPORATION COMPLETES
ACQUISITION OF STEADYMED LTD.

Silver Spring, MD, August 30, 2018: United Therapeutics Corporation (NASDAQ: UTHR) (“United Therapeutics”) today announced that it has closed the merger of SteadyMed Ltd. (NASDAQ: STDY) (“SteadyMed”) with a subsidiary of United Therapeutics. Pursuant to the merger, United Therapeutics acquired all of the outstanding ordinary shares of SteadyMed.  As a result of the merger, SteadyMed ordinary shares are no longer publicly traded on the NASDAQ Stock Market.

About United Therapeutics

United Therapeutics is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions. [uthr-g]